Exhibit 10.04

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered this 14th day of February 2003, 2003 by and between CJC ENTERPRISES OF NEW YORK, INC., a New York corporation (the "Company") and EUGENE CELLA, having offices at 1206 Middle Country Road, Selden, New York ("Employee")

W I T N E S S E T H:

WHEREAS, the Company currently employs Employee as its President and Chief Executive Officer; and

WHEREAS, the Company desires that Employee continue in the employ of the Company in his present position, or in a position that has substantially equal or greater responsibility, compensation and benefits, and Employee desires to so continue in the employ of the Company, upon the terms and conditions set forth in this Agreement; and

WHEREAS, Employee, by reason of the nature of Employee's duties, will be provided access to the Company's trade secrets and other confidential information and the Company desires to maintain the confidentiality of such.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Duties. The Company hereby employs Employee, and Employee agrees to serve the Company, as its President and Chief Executive Officer, for the term(s) set forth in Section 2 below. During the term of his employment hereunder (the "Term"), Employee shall be the President and chief executive officer of the Company, responsible for the overall direction of the Company and supervision of the management of the Company. To the extent set forth in the Company's by-laws, as from time to time amended, Employee shall have such additional duties and powers as may be appropriate. During the Term, Employee agrees to devote such of his time and efforts to the business and affairs of the Company as he in his sole discretion reasonably determines is necessary or desirable, and to use his best efforts to promote the interests of the Company. At any time during the Term that the Employee has been elected as a member of the Company's the Board of Directors (the "Board"), Employee shall serve as a Director of the Company, and as a member of committees of the Board, for no additional compensation beyond that provided for herein. Nothing herein contained shall prevent Employee fro engaging in other employment, including similar employment for unrelated companies.

2. Term. The Term shall be for a period of ten years commencing on the date hereof, subject to the termination provisions set forth in Sections 3 and 7 hereof.

3. Compensation. The Company covenants and agrees that, in consideration of the services performed hereunder, it will pay to Employee at its regular and customary intervals a salary at the following annual rates during the Term:

First Year      $26,000 Second Year     $31,200 Third through Tenth Years
To be determined by the Board

In no event shall Employee's salary for the Third through tenth years be less than $35,000 per year.

Notwithstanding anything herein to the contrary, during any period of the Term during which Employee's salary is determined by the Board, Employee may terminate this Agreement on not less than thirty days written notice to the Company. Upon such termination by Employee, Employee shall be entitled to receive and shall be paid by the Company his salary in effect on the date of termination, paid at the Company's regular and customary intervals for the
payment of salaries for a period of six months thereafter.   In addition, during
such period Employee shall continue to receive his benefits described in Section 4 hereof as in effect at the date of termination. Upon such termination, Employee shall also be entitled to receive and shall be paid by the Company any bonus earned and accrued through the date of termination. Employee shall accept such payments and benefits in full discharge and release of the Company of and from any further obligations under this Agreement.

4. Benefits. Employee shall be entitled to the following benefits during the Term:

          (a) Employee shall be entitled, in accordance with the Company's general policies for senior management, to participation in any pension, savings, stock option, employee stock ownership and profit-sharing plans, incentive/performance awards, paid vacation, leave, health, casualty, disability and life insurance and other employment benefits as are made available from time to time by the Board The Company shall not make any changes in any employee benefit plans or arrangements provided during the term of this Agreement that would materially adversely affect Employee's rights or benefits thereunder, unless such change occurs pursuant to an amendment applicable to all senior management and/or employees of the Company and does not result in a proportionately greater reduction in the rights of, and benefits to, Employee as compared with any other member of senior management and/or employees of the Company.

          (b) During the Term, Employee shall be entitled to prompt reimbursement of all reasonable expenses actually paid or incurred by Employee in the performance of his duties hereunder, in the course of and pursuant to the business of the Company, to promote the interests of the Company or otherwise pursuant to the policies and procedures of the Company.

          (c) Employee shall be entitled to four weeks of paid vacation in each calendar year (pro rated in any calendar year during which Employee is employed under this Agreement for less than an entire year) during the Term. Employee shall also be entitled to all paid holidays given by the Company to its senior management.

5. Disability. In the event that Employee shall be incapacitated by reason of mental or physical disability during the term of his employment such that he is substantially prevented from performing his principal duties and services hereunder for a period of 45 consecutive days, or for shorter periods aggregating 90 days during any 12-month period (a "Disability"), the Company thereafter shall have the right to terminate Employee's employment under this Agreement by sending written notice of such termination to Employee or his legal representative and thereupon his employment hereunder shall immediately terminate. Upon such termination, Employee shall be entitled to receive and shall be paid by the Company his salary in effect on the date of termination, paid at the Company's regular and customary intervals for the payment of salaries for a period of one year. In addition, during such period Employee shall continue to receive his benefits described in Section 4 hereof as in effect at the date of termination. Upon such termination, Employee shall also be entitled to receive and shall be paid by the Company any bonus earned and accrued through the date of termination. Employee shall accept such payments and benefits in full discharge and release of the Company of and from any further obligations under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

6. Death. In the event of Employee's death during the Term, his designated beneficiary or, if no such beneficiary shall have been designated by Employee, the estate of Employee, shall be entitled to receive and shall be paid by the Company Employee's salary in effect on the date of his death, paid at the Company's regular and customary intervals for the payment of salaries for a period of one year subsequent to such death. In addition, upon Employee's death such beneficiary or estate shall be entitled to receive and shall be paid by the Company any bonus earned and accrued through the date of death. Such payments shall be in full discharge and release of the Company of and from any further obligations, under this Agreement. Such discharge and release shall not affect any rights or remedies which may be available to Employee otherwise than under this Agreement.

7.      Termination for Cause.

        (a) The Company shall have the right to terminate the employment of Employee hereunder for cause (as used herein, "Cause") at any time if:

                 (i) Employee shall be convicted by a court of competent and final jurisdiction of any crime (whether or not involving the Company) which constitutes a felony in the jurisdiction involved or shall be habitually drunk or intoxicated in public or otherwise commit acts of moral turpitude in such a manner as to materially and adversely reflect upon the reputation of the Company; or

                (ii) Employee shall commit any act of embezzlement or similar material dishonest and injurious conduct against the Company; or

               (iii) Employee shall willfully and materially fail or refuse to perform his duties and responsibilities as required by this Agreement, provided that termination of Employee's employment pursuant to this subsection 7(a)(iii) shall not constitute valid termination for Cause unless Employee shall first have received written notice from the Board stating specifically the nature of such failure or refusal and affording Employee at least ten days to correct the complained of act or omission. For purposes of this subsection, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him (x) not in good faith, and (y) without reasonable belief that his action or omission was in the best interests of the Company.

        (b) In the event that the employment of Employee shall be terminated by the Company for Cause pursuant to subsection 7(a)(i) or (ii) hereof, Employee shall be entitled to receive his salary and bonus then in effect up to the date of such termination. In the event that the employment of Employee shall be terminated by the Company for Cause pursuant to subsection 7(a)(iii) hereof, Employee shall be entitled to receive his salary and bonus then in effect through the date which is one month following the date of termination. Employee shall accept payment pursuant to this subsection 7(b) in full discharge and release of the Company of and from any further obligations under this Agreement. Nothing contained in this Section 7 shall constitute a waiver or release by the Company of any rights or claims it may have against Employee.

8. Attorneys' Fees. In the event of any litigation arising out of or relating to this Agreement, the unsuccessful party in such litigation shall pay to the successful party all costs and expenses incurred therein by the successful party, including, without limitation, reasonable attorneys' fees, and including costs and attorneys' fees for all appellate proceedings, which costs, expenses and fees shall be included in and made a part of any judgment or award rendered in such litigation.

9. Notices. All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when received by the recipient if delivered personally or by overnight courier, or five days after being sent if sent by certified or registered mail, postage prepaid, return receipt requested, to the following addresses:


If to the Company:              CJC Enterprises of New York, Inc
                                387A Main Street
                                East Moriches, New York

If to Employee:                 Eugene Cella
                                1206 Middle Country Road
                                Selden, New York

Any party may by notice change the address to which notice or other communications to it are to be delivered or mailed.

10. Entire Agreement: Amendment. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for either party. Whenever the masculine pronoun is used, it includes the feminine pronoun, and the singular includes the plural, and vice versa, where the context requires. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and Employee.

11. Severability. Successors and Assigns. Should any provision or clause hereof be held to be invalid, such invalidity shall not affect any other provision or clause hereof which can be given effect without such invalid provision. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns and upon Employee and his heirs, executors, administrators, or other legal representatives.

12. Laws Applicable and Exclusive Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York and exclusive venue shall lie in the state and federal courts in the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the year and date first above written.

CJC ENTERPRISES OF NEW YORK, INC


___/s/ Eugene Cella___________________________


By Its: President



_/s/ Eugene Cella_____________________________
     EUGENE CELLA